FOR IMMEDIATE RELEASE         FOR FURTHER INFORMATION CONTACT:
---------------------         --------------------------------
July 29, 2003                 Gary N. Pelehaty, President and
                              Chief Executive Officer
                              (609) 298-0723


                              FARNSWORTH BANCORP, INC.
                              Announces Third Quarter Earnings


         Bordentown, New Jersey -- July 29, 2003 - Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the third fiscal quarter ended June 30, 2003, it had net income of $151,058 or $.44 per share, as compared to a net earnings of $139,588 or $.42 per share, for the quarter ended June 30, 2002. For the nine months ended June 30, 2003, the Company earned $420,334 or $1.23 per share, as compared to earnings of $299,891 or $.91 per share for the nine months ended June 30, 2002. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the increase in earnings during the third fiscal quarter to an increase of $131,000 or 17% in net interest income from core operations. Net interest income increased as a result of higher interest income from loans and securities available for sale and lower interest expense from deposits and borrowings. While loans receivable net remained relatively constant, securities available for sale increased to $16.1 million at June 30, 2003, from $11.7 million at September 30, 2002, an increase of approximately $4.4 million or 38%.

         Total assets of the Company were $88.9 million at June 30, 2003 as compared to $83.1 million at September 30, 2002. Stockholders' equity was $6.6 million or $18.29 per share (exclusive of treasury stock) or 7.4% of total assets at June 30, 2003.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.